Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-227001
(To Prospectus dated September 7, 2018,
Prospectus Supplement dated September 7, 2018 and
Product Supplement STEPS-1 dated December 7, 2018)

1,838,140 Units $10 principal amount per unit CUSIP No. 78014T536	Pricing Date Settlement Date Maturity Date	April 29, 2021 May 7, 2021 May 13, 2022

STEP Income Securities® Linked to the Common Stock of Netflix, Inc.
•    Maturity of approximately one year and one week
•    Interest payable quarterly at the rate of 10.50% per year
•    A payment of $0.10 per unit if the Underlying Stock increases to or above 110.50% of the Starting Value
•    1-to-1 downside exposure to decreases in the Underlying Stock, with up to 100% of your investment at risk
•    All payments on the notes are subject to the credit risk of Royal Bank of Canada
•    In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
•    Limited secondary market liquidity, with no exchange listing
•    The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” on page TS-6 of this term sheet and beginning on page PS-6 of product supplement STEPS-1.
The initial estimated value of the notes as of the pricing date is $9.8002 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-11 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.00	$ 18,381,400.00
Underwriting discount	$0.15	$ 275,721.00
Proceeds, before expenses, to RBC	$9.85	$ 18,105,679.00
(1)	Plus accrued interest from the scheduled settlement date, if settlement occurs after that date.
The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
April 29, 2021

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
Summary
The STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide quarterly interest payments. Additionally, if the Ending Value of the Market Measure, which is the common stock of Netflix, Inc. (the “Underlying Stock”), is at or above the Step Level, the notes will also provide a payment of $0.10 per unit at maturity.  If the Ending Value is less than the Step Level, the Redemption Amount will not be greater than your principal amount. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the principal amount of your notes, and may be as low as zero. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stock, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Step Payment) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-11.

Terms of the Notes
Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately one year and one week
Market Measure:	Common stock of Netflix, Inc. (the “Underlying Company”) (Nasdaq symbol: NFLX)
Starting Value:	$504.90 (the Volume Weighted Average Price on the pricing date).
Volume Weighted Average Price:
The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:05 p.m. on all U.S. exchanges.

Ending Value:
The Closing Market Price of the Underlying Stock on the valuation date, multiplied by the Price Multiplier. The valuation date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-19 of product supplement STEPS-1.

Valuation Date:	May 6, 2022
Interest Rate:	10.50% per year
Interest Payment Dates:	August 13, 2021, November 13, 2021, February 13, 2022, and May 13, 2022.
Step Payment:	$0.10 per unit, which represents a return of 1.00% of the principal amount.
Step Level:	$557.91 (110.50% of the Starting Value, rounded to two decimal places).
Threshold Value:	$504.90 (100% of the Starting Value).
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page PS-20 of product supplement STEPS-1.
Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-11.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)
Redemption Amount Determination
In addition to interest payable, on the maturity date, you will receive a cash payment per unit determined as follows:

STEP Income Securities®	TS-2

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
The terms and risks of the notes are contained in this term sheet and in the following:
Product supplement STEPS-1 dated December 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118044719/form424b5.htm
Series H MTN prospectus supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) in the accompanying product supplement STEPS-1 and prospectus supplement, as such references relate to MLPF&S’s institutional services, should be read as references to BofAS.
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STEPS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.
Investor Considerations

You may wish to consider an investment in the notes if:
◾	You anticipate that the Ending Value will be greater than or equal to the Starting Value.
◾	You seek interest payments on your investment.
◾	You accept that the maximum return on the notes is limited to the sum of the quarterly interest payments and the Step Payment, if any.
◾	You accept that your investment may result in a loss, which could be significant, if the Ending Value is below the Starting Value.
◾	You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.
◾
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our  actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾	You anticipate that the Ending Value will be less than the Starting Value.
◾	You anticipate that the price of the Underlying Stock will increase substantially and do not want a payment at maturity that is limited to the Step Payment.
◾	You seek principal repayment or preservation of capital.
◾	In addition to interest payments, you seek an additional guaranteed return above the principal amount.
◾	You want to receive dividends or other distributions paid on the Underlying Stock.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

STEP Income Securities®	TS-3

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
Hypothetical Payments at Maturity
The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical payments on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Level, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:
1)	a Starting Value of 100;
2)	a Threshold Value of 100;
3)	a Step Level of 110.50;
4)	the Step Payment of $0.10 per unit;
5)	the term of the notes from May 7, 2021 to May 13, 2022; and
6)	the interest rate of 10.50% per year.
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $504.90, which was the Volume Weighted Average Price on the pricing date. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below.  In addition, all payments on the notes are subject to issuer credit risk.
Example 1
The Ending Value is 115 (115% of the Starting Value)
The Ending Value is greater than the Step Level. Consequently, in addition to the quarterly interest payments, you will receive on the maturity date the principal amount of your notes plus the Step Payment of $0.10 per unit.  The Redemption Amount per unit on the maturity date will therefore be equal to $10.10 per unit ($10.00 plus the Step Payment of $0.10 per unit).
Example 2
The Ending Value is 105 (105% of the Starting Value)
The Ending Value is greater than the Starting Value and the Threshold Value but below the Step Level. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date.  The Redemption Amount per unit on the maturity date will therefore be equal to $10.00.
Example 3
The Ending Value is 70 (70% of the Starting Value)
The Ending Value is less than the Starting Value and the Threshold Value. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date, and you will participate on a 1-for-1 basis in the decrease in the price of the Underlying Stock. The Redemption Amount per unit will equal:
On the maturity date, you will receive the Redemption Amount per unit of $7.00.

STEP Income Securities®	TS-4

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
Summary of the Hypothetical Examples
	Example 1	Example 2	Example 3
	The Ending Value is greater than or equal to the Step Level	The Ending Value is less than the Step Level but greater than or equal to the Starting Value	The Ending Value is less than the Starting Value and the Threshold Value
Starting Value	100.00	100.00	100.00
Ending Value	115.00	105.00	70.00
Step Level	110.50	110.50	110.50
Threshold Value	100.00	100.00	100.00
Interest Rate (per year)	10.50%	10.50%	10.50%
Step Payment	$0.10	$0.00	$0.00
Redemption Amount per Unit	$10.10	$10.00	$7.00
Total Return of the Underlying Stock(1)	15.00%	5.000%	-30.00%
Total Return on the Notes(2)	11.68%	10.68%	-19.32%
(1)	The total return of the Underlying Stock assumes:
(a)	the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;
(b)	a constant dividend yield of 0.00% per year; and
(c)	no transaction fees or expenses.
(2)	The total return on the notes includes interest paid on the notes from May 7, 2021 to May 13, 2022.

STEP Income Securities®	TS-5

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STEPS-1, page S-1 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
◾	Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

◾	You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level.
◾
Your investment return is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock.

Valuation and Market-related Risks
◾
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

◾
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the price of the Underlying Stock, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-11. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

◾
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stock, our creditworthiness and changes in market conditions.

◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Stock), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
◾
The Underlying Company will have no obligations relating to the notes, and none of us, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

◾	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.
◾
While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Company, we, MLPF&S, BofAS and our respective affiliates do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company.

◾
The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-20 of product supplement STEPS-1.

STEP Income Securities®	TS-6

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
Tax-related Risks
◾
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-34 of product supplement STEPS-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see "Tax Consequences—Canadian Taxation" in the prospectus dated September 7, 2018.

STEP Income Securities®	TS-7

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
The Underlying Stock
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information Netflix, Inc. is a subscription streaming entertainment service with TV series, documentaries and feature films across a variety of genres and languages.
Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to SEC CIK number 1065280.
This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.  The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.
The Underlying Stock trades on the Nasdaq under the symbol “NFLX”.

STEP Income Securities®	TS-8

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
The following graph shows the daily historical performance of NFLX on its primary exchange in the period from January 1, 2011 through April 29, 2021.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of NFLX was $509.00. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of NFLX

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This historical data on NFLX is not necessarily indicative of the future performance of NFLX or what the value of the notes may be. Any historical upward or downward trend in the price per share of the NFLX during any period set forth above is not an indication that the price per share of the NFLX is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of NFLX.

STEP Income Securities®	TS-9

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stock and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

STEP Income Securities®	TS-10

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the interest payments on the notes and the Redemption Amount, will be calculated based on the $10 principal amount per unit. The Redemption Amount will depend on the performance of the Underlying Stock. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-15 of product supplement STEPS-1.

STEP Income Securities®	TS-11

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
Summary of Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated September 7, 2018.
Summary of U.S. Federal Income Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
◾	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
◾
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as an income-bearing pre-paid cash settled derivative contract linked to the Underlying Stock.

◾
Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to a U.S. holder (as defined on page 41 of the prospectus) at the time received or accrued in accordance with the U.S. holder’s regular method of accounting. Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued stated periodic interest payments), a U.S. holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

◾	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.
◾
Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are “delta-one” instruments. The discussion in the accompanying product supplement is modified to reflect recent Internal Revenue Service guidance, which states that the U.S. Treasury Department and the Internal Revenue Service intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified equity linked instruments that are not delta-one instruments and that are issued before January 1, 2023.

◾
The accompanying product supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-34 of product supplement STEPS-1.
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of RBC in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of RBC, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to RBC’s Form 6-K filed with the SEC dated September 7, 2018.
In the opinion of Morrison & Foerster LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of RBC, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on RBC and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to RBC’s Form 6-K dated September 7, 2018.

STEP Income Securities®	TS-12

STEP Income Securities® Linked to the Common Stock of Netflix, Inc., due May 13, 2022
Terms Incorporated in Master Global Security
The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Redemption Amount Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Summary” on page TS-2 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“STEP Income Securities®” and “STEPS®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

STEP Income Securities®	TS-13